                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BankAtlantic Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   065908105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 065908105                                        Page 1 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power               528,911
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                   0


                                 7) Sole Dispositive Power          542,436


                                 8) Shared Dispositive Power              0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person 542,736



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 5.1


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BankAtlantic Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   065908105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 065908105                                        Page 2 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                      528,911
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                          0


                            7) Sole Dispositive Power                 542,436


                            8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  542,736



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 5.1

   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BankAtlantic Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   065908105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 065908105                                        Page 3 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association   22-1146300


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power              528,611
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                  0


                               7) Sole Dispositive Power         542,436


                               8) Shared Dispositive Power             0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 542,436


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)              5.1


   12) Type of Reporting Person (See Instructions)

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           BankAtlantic Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   065908105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 065908105                                        Page 4 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Asset Management Group, Inc.   23-2784752


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                       Delaware


  Number of Shares             5) Sole Voting Power                528,611
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           542,436


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   542,436


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)              5.1


   12) Type of Reporting Person (See Instructions)                      1A

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           BankAtlantic Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   065908105
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 065908105                                        Page 5 of 10 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management Inc.   23-2083823


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                 Pennsylvania


  Number of Shares             5) Sole Voting Power                528,611
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           542,436


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   542,436


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)              5.1


   12) Type of Reporting Person (See Instructions)                      1A

ITEM 1(a) - NAME OF ISSUER: BankAtlantic Bancorp, Inc.


ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1750 East Sunrise Boulevard, Fort Lauderdale, FL 33304

ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; PNC Asset Management Group, Inc.; and Provident Capital Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Asset Management, Inc., 1600 Market Street, 29th Floor, Philadelphia, PA
19103

Provident Capital Management, Inc., 1600 Market Street, 29th Floor, Philadelphia, PA 19103


ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

PNC Asset Management Group, Inc. - Delaware

Provident Capital Management, Inc. - Pennsylvania


ITEM 2(d) - TITLE OF CLASS OF SECURITIES:
            Class B Common Stock


ITEM 2(e) - CUSIP NUMBER:

            065908105

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [   ]  Broker or dealer registered under Section 15 of the Act,

(b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act,

(c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act,

(d)  [   ]  Investment Company registered under Section 8 of the Investment
            Company Act,

(e)  [ X ]  Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,

(f)  [   ]  Employee Benefit Plan, pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g)  [ X ]  Parent Holding Company, in accordance with Rule 13d-(b)(ii)(G),

(h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                      542,736 shares

(b) Percent of Class:                                    5.1

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                528,911
      (ii) shared power to vote or to direct the vote                    0
     (iii) sole power to dispose or to direct the disposition of   542,436
      (iv) shared power to dispose or to direct the disposition of       0


This report does not address shares of the Issuer's Class A Common Stock or the Issuer's 6-3/4% Convertible Subordinated Debentures due 2006 (which are convertible into Class A Common Stock) held in one or more accounts by the reporting persons. At December 31, 1996, such holdings constituted less than 5% of the outstanding Class A Common Stock.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)
PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Asset Management Group, Inc. - IA (wholly owned subsidiary of PNC Bank, National Association)

Provident Capital Management, Inc. - IA (wholly owned subsidiary of PNC Asset Management Group, Inc.)

PNC Bank, Kentucky, Inc. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         ------------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         ------------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President and
                               Chief Financial Officer
         ------------------------------------------------
         Name/Title


         February 14, 1997
         ------------------------------------------------
         Date


         /s/ PAUL L. AUDET
         ------------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         ------------------------------------------------
         Name/Title


         February 14, 1997
         ------------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         ------------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Assistant
                          Secretary
         -------------------------------------------------
         Name/Title


         February 14, 1997
         ------------------------------------------------
         Date


         /s/ BRIAN F. LILLY
         ------------------------------------------------
         Signature - PNC Asset Management Group, Inc.


         Brian F. Lilly, Chief Financial Officer and
                         Treasurer
         -------------------------------------------------
         Name/Title


         February 14, 1997
         -------------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         -------------------------------------------------
         Signature - Provident Capital Management, Inc.


         Young D. Chin, President
         -------------------------------------------------
         Name/Title


                     SEE AGREEMENT ATTACHED AS EXHIBIT A

                                  AGREEMENT                           EXHIBIT A

                               February 14, 1997

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by BankAtlantic Bancorp, Inc.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY:  /s/ ROBERT L. HAUNSCHILD
                              -----------------------------------------
                               Robert L. Haunschild, Senior Vice President
                                                     and Chief Financial
                                                     Officer

                          PNC BANCORP, INC.


                          BY:  /s/ PAUL L. AUDET
                              -----------------------------------------
                               Paul L. Audet, Vice President


                          PNC BANK, NATIONAL ASSOCIATION


                          BY:  /s/ THOMAS R. MOORE
                              -----------------------------------------
                               Thomas R. Moore, Vice President and
                                                Assistant Secretary


                          PNC ASSET MANAGEMENT GROUP, INC.


                          BY:  /s/ BRIAN F. LILLY
                              -----------------------------------------
                               Brian F. Lilly, Chief Financial Officer
                                               and Treasurer


                          PROVIDENT CAPITAL MANAGEMENT, INC.


                          BY:  /s/ YOUNG D. CHIN
                              -----------------------------------------
                               Young D. Chin, President